Exhibit 5.1

UGI Corporation

460 North Gulph Road

King of Prussia, PA 19406

February 4, 2021

Re:	Registration Statement on Form S-8; 20,500,000 Shares of Common Stock, without par value

Ladies and Gentlemen:

I, Jessica A. Milner, serve as Deputy General Counsel and Assistant Secretary of UGI Corporation, a Pennsylvania corporation (“UGI”). My opinion has been requested in connection with the proposed issuance of up to 20,500,000 shares of common stock, without par value (the “Shares”), of UGI pursuant to the terms and conditions of the UGI Corporation 2021 Incentive Award Plan (the “Plan”), which has been adopted by the Board of Directors of UGI and a majority of UGI’s shareholders. The Plan became effective on February 1, 2021.

The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed by UGI with the Securities and Exchange Commission (the “Commission”) on February 4, 2021 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon certificates and other assurances of officers of UGI and other sources believed by me to be responsible as to factual matters without having independently verified such factual matters. I am opining herein as to the Pennsylvania Business Corporation Law (the “PBCL”), and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Plan, the issue of the Shares will have been duly authorized by all necessary corporate action of UGI, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Jessica A. Milner
Jessica A. Milner
Deputy General Counsel and Assistant Secretary